Exhibit 10.4

SETTLEMENT AGREEMENT

                SETTLEMENT AGREEMENT (the “Agreement”) dated as of December 29, 2006 (the “Effective Date”) between Tyco International Ltd., a Bermuda corporation (“Parent”), and Richard J. Meelia (“Executive”).

W I T N E S S E T H:

                WHEREAS, Executive currently serves as Chief Executive Officer of Parent’s Tyco Healthcare business segment; and

                WHEREAS, Parent and Executive previously entered into a Retention Agreement effective as of February 14, 2002, which was subsequently amended effective December 9, 2004 and again effective December 9, 2005 (as amended, the “Retention Agreement”), to encourage Executive to remain in the employ of the Company (as defined therein) and to ensure the continued availability of his advice and counsel; and

                WHEREAS, Executive has agreed with Parent to terminate the Retention Agreement and to relinquish all payment and benefit rights thereunder in exchange for a settlement payment, as further described herein; and

                WHEREAS, Parent and Executive desire to enter into this Settlement Agreement to document such termination and settlement;

                NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.             TERMINATION OF RETENTION AGREEMENT.  Executive hereby acknowledges and agrees that the Retention Agreement is hereby terminated and shall hereinafter be null, void and of no effect, and that he shall not be entitled to any payments or benefits thereunder from Parent, the Company (as defined therein) or any other subsidiary or affiliate of Parent, direct or indirect. In addition, Parent and Executive acknowledge and agree that any elections made by Executive under the Retention Agreement with respect to his stock options shall be null, void and of no effect, and that Executive’s rights with respect to his stock option, restricted stock, restricted share unit and performance share awards shall be as described in the applicable award agreements, without giving effect to any provision of such award agreements that reference the Retention Agreement.

                2.             SETTLEMENT PAYMENT.  As consideration for the foregoing agreement, Parent agrees to pay Executive the sum of US $5,000,000 on the last regular scheduled pay date in January, 2007, which payment Executive agrees to accept in full satisfaction of all his rights under the Retention Agreement.

                3.             COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

                4.             MISCELLANEOUS.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                5.             WITHHOLDING.  Parent may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TYCO INTERNATIONAL LTD.

By:	/s/ Laurie Siegel
Name: Laurie Siegel
Title: SVP, Human Resources

RICHARD J. MEELIA

/s/ Richard J. Meelia